As filed with the Securities and Exchange Commission on September 2, 2025
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

STEM, INC.
(Exact name of registrant as specified in its charter)

Delaware	85-1972187
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)
1400 Post Oak Boulevard, Suite 560
Houston, Texas 77056
877-374-7836
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Saul R. Laureles
Chief Legal Officer and Corporate Secretary
1400 Post Oak Boulevard, Suite 560
Houston, Texas 77056
877-374-7836
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:
Eric Scarazzo
Gibson, Dunn & Crutcher LLP
200 Park Avenue
New York, New York 10166-0193
(212) 351-4000
Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box:  ☐
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box:  ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller reporting company ☒
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act.  ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Commission acting pursuant to said Section 8(a) may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS
Subject to Completion, dated September 2, 2025
STEM, INC.
Up to 439,919 Shares of Common Stock
439,919 Warrants to Purchase Shares of Common Stock
 This prospectus relates to the resale of 439,919 warrants (the “Warrants”) to acquire shares of our common stock, par value $0.0001 per share (the “Common Stock”) by the selling warrantholders named in this prospectus (the “Selling Warrantholders”). The Warrants were issued in connection with a privately negotiated exchange agreement with certain of the holders of our 0.50% Green Convertible Senior Notes due 2028 (the “2028 Convertible Notes”) and/or the Company’s 4.25% Green Convertible Senior Notes due 2030 (the “2030 Convertible Notes” and, together with the 2028 Convertible Notes, the “Notes”) to exchange the Notes for, among other things, the Warrants. The Warrants are exercisable until the close of business on December 1, 2030 (or close of business on the next subsequent business day). Each Warrant entitles the holder to acquire one share of our Common Stock at an exercise price of $30.00 per share, subject to cashless exercise provisions.
This prospectus also relates to the resale of up to 439,919 shares of Common Stock by the selling stockholders named in this prospectus (the “Selling Stockholders” and, together with the Selling Warrantholders, the “Selling Securityholders”), which are issuable upon the exercise of the Warrants, and any additional shares of Common Stock issuable upon exercise of the Warrants as a result of stock splits, stock dividends and anti-dilution provisions in the Warrants.
The Selling Securityholders may sell the shares of Common Stock or the Warrants described in this prospectus (the “Securities”) on any national securities exchange or quotation service on which the Securities may be listed or quoted at the time of sale, on the over-the-counter market, in one or more transactions otherwise than on these exchanges or systems, such as privately negotiated transactions, or using a combination of these methods, and at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. We provide more information about how the Selling Securityholders may sell their Securities in the section of this prospectus entitled “Plan of Distribution.”
The Selling Securityholders will receive all of the proceeds from the sale of their Securities in this offering. However, we will receive the proceeds of any cash exercise of the Warrants. The Selling Securityholders may sell any, all or none of the Securities and we do not know when or in what amount the Selling Securityholders may sell their Securities hereunder following the effective date of the registration statement of which this prospectus forms a part.
Our Common Stock is listed on the New York Stock Exchange (“NYSE”) under the symbol “STEM.” The last reported sale price of our Common Stock on the NYSE on August 29, 2025 was $15.15 per share. We recommend that you obtain current market quotations for our Common Stock prior to making an investment decision.
There is no established trading market for any of the Warrants and we do not expect a market to develop. We do not intend to apply for a listing for any of the Warrants on any securities exchange or other nationally recognized trading system. Without an active trading market, the liquidity of the Warrants will be limited. As described in the section entitled “Plan of Distribution,” the price at which the Warrants will be sold will depend, in part, on the manner and timing of such sales, but, in any event, we expect such price will likely be derived from the market price of our Common Stock traded on the NYSE.
You should carefully read this prospectus, together with the documents we incorporate by reference, before you invest in the Securities.
Investing in the Securities involves risks. See “Risk Factors” in this prospectus, starting on page 3. You should also consider the risk factors described in the documents incorporated by reference into this prospectus, including the risk factors described in our Annual Report on Form 10-K for the year ended December 31, 2024 filed with the Securities and Exchange Commission on March 3, 2025 and any subsequent Quarterly Reports on Form 10-Q.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.
Prospectus dated                     , 2025

TABLE OF CONTENTS

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ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement we filed with the Securities and Exchange Commission (the “SEC” or the “Commission”) using a “shelf” registration process. Under this shelf registration process, the Selling Securityholders may, from time to time, sell the Securities in one or more offerings. Information about the Selling Securityholders may change over time.
This prospectus provides you with a general description of the shares of Common Stock and the Warrants that the Selling Securityholders may offer. Each time a Selling Securityholders sells Securities using this prospectus, to the extent necessary and required by law, we will provide a prospectus supplement that will contain specific information about the terms of that offering, including the number of shares of Common Stock or Warrants being offered, the manner of distribution, the identity of any underwriters or other counterparties and other specific terms related to the offering. In addition, the prospectus supplement also may add, update or change the information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in the prospectus supplement. You should read both this prospectus and any prospectus supplement together with the additional information described under the headings “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”
This prospectus contains and incorporates by reference information that you should consider when making your investment decision. Neither we, nor the Selling Securityholders, have authorized anyone including any dealer, salesperson or other person to give any information or to represent anything not contained in or incorporated by reference into this prospectus or any accompanying prospectus supplement. You must not rely on any unauthorized information or representations. This prospectus or any accompanying prospectus supplement does not offer to sell or ask for offers to buy any securities other than those to which it relates and it does not constitute an offer to sell or ask for offers to buy any of the securities in any jurisdiction where it is unlawful, where the person making the offer is not qualified to do so, or to any person who cannot legally be offered the securities. The information contained in this prospectus, any accompanying prospectus supplement or any document incorporated by reference in each of them is current only as of its date. Our business, financial condition, results of operations and prospects may have changed since those dates.
In this prospectus, except as otherwise indicated or as the context otherwise requires, all references to “Stem,” the “Company,” “we,” “us,” “our” and “ours” refer to Stem, Inc. and its consolidated subsidiaries.

WHERE YOU CAN FIND MORE INFORMATION
We file annual, quarterly and special reports, proxy statements and other information with the SEC, and we have filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the securities offered by this prospectus. This prospectus, which forms part of the registration statement, does not contain all of the information included in the registration statement, including its exhibits and schedules. For further information about us and the securities described in this prospectus, you should refer to the registration statement, its exhibits and schedules and our reports, proxies, information statements and other information filed with the SEC. Our filings are available to the public on the Internet, through a database maintained by the SEC at www.sec.gov. Our filings are also available, free of charge, on our website at www.stem.com. We have included our website address for the information of prospective investors and do not intend it to be an active link to our website. Information contained on our website does not constitute a part of this prospectus or any applicable prospectus supplement (or any document incorporated by reference herein or therein).
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
The SEC allows us to “incorporate by reference” information into this prospectus. This means that we can disclose important information about us and our financial condition to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus, except any information that is superseded by information that is included in a document subsequently filed with the SEC.
This prospectus incorporates by reference the documents listed below that we have previously filed with the SEC and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), from the date of this prospectus until the termination of an offering of securities, except that we are not incorporating by reference any information furnished (and not filed) with the SEC, including any information furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K or related exhibits furnished pursuant to Item 9.01 of Form 8-K:
•our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the SEC on March 5, 2025 (the “2024 Form 10-K”);
•our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2025 and June 30, 2025, filed with the SEC on April 30, 2025 and August 8, 2025, respectively;
•our Current Reports on Form 8-K or Form 8-K/A filed with the SEC on January 16, 2025 (Item 5.02 only), January 21, 2025, February 4, 2025, February 25, 2025, March 7, 2025, March 18, 2025 (Item 5.02 only), March 25, 2025, April 14, 2025, June 5, 2025, June 16, 2025 (Items 3.03 and 5.03 only), June 30, 2025 (Items 1.01, 2.03 and 3.02 only), July 2, 2025 (Item 5.02 only), July 3, 2025 (Item 5.02 only), and July 22, 2025;
•the description of our Common Stock, par value $0.01 per share, included in our registration statement on Form 8-A, filed on August 17, 2020, as subsequently amended and updated from time to time, including by our Description of Securities, filed as Exhibit 4.3 to our Annual Report on Form 10-K filed with the SEC on February 28, 2022; and
•any other reports filed with the SEC pursuant to Section 13(a) or Section 15(d) of the Exchange Act since the end of the fiscal year covered by the Company’s 2024 Form 10-K.
Any statement contained in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified will not be deemed to constitute a part hereof, except as so modified, and any statement so superseded will not be deemed to constitute a part hereof.
A copy of any document incorporated by reference in this prospectus may be obtained at no cost by writing or telephoning us at the following address and telephone number:
1400 Post Oak Boulevard, Suite 560
Houston, Texas 77056

Attention: Investor Relations
877-374-7836
We maintain a website at www.stem.com. Information about us, including our reports filed with the SEC, is available through that site. Such reports are accessible at no charge through our website and are made available as soon as reasonably practicable after such material is filed with or furnished to the SEC. Our website and the information contained on that website, or connected to that website, are not incorporated by reference in this prospectus. You may read and copy any materials we file with the SEC at the SEC’s website mentioned under the heading “Where You Can Find More Information.” The information on the SEC’s website is not incorporated by reference in this prospectus.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus, any accompanying prospectus supplement and the documents incorporated by reference herein and therein, and any related free-writing prospectus, as well as other statements we make, contains “forward-looking statements” as defined by the Private Securities Litigation Report Act of 1995, which include any statements that are not historical facts. Such statements often contain words such as “expect,” “may,” “can,” “believe,” “predict,” “plan,” “potential,” “projected,” “projections,” “forecast,” “estimate,” “intend,” “anticipate,” “ambition,” “goal,” “target,” “think,” “should,” “could,” “would,” “will,” “hope,” “see,” “likely,” and other similar words.
Forward-looking statements address matters that are, to varying degrees, uncertain, such as statements about our financial and operating performance guidance, outlook, targets and other forecasts or expectations regarding, or dependent on, our business outlook and strategy; our joint ventures, partnerships and other alliances; forecasts or expectations regarding energy transition and global climate change; reduction of greenhouse gas emissions; the integration and optimization of energy resources; our business strategies and those of our customers; our ability to retain or upgrade current customers, further penetrate existing markets or expand into new markets; the effects of natural disasters and other events beyond our control; the expected impacts of the One Big Beautiful Bill Act (“OBBB”) on our business and that of our customers; the direct or indirect effects on our business of macroeconomic factors and geopolitical instability, such as the armed conflicts between Russia and Ukraine and in the Gaza Strip and nearby areas; and our future results of operations, including revenue, adjusted EBITDA, and the other metrics presented herein.
Such forward-looking statements are subject to risks, uncertainties, and other factors that could cause actual results or outcomes to differ materially from those expressed or implied by such forward-looking statements, including but not limited to our inability to execute on, and achieve the expected benefits from, our operational and strategic initiatives, including from our cost reduction, workforce reduction and restructuring efforts; our inability to successfully execute on our new software and services-centric strategy; the effects of the OBBB on our business and that of our customers; disruptions in sales, production, service or other business activities; general macroeconomic and business conditions in key regions of the world, including inflationary pressures, general economic slowdown or a recession, high interest rates, changes in monetary policy, changes in trade policies, including tariffs or other trade restrictions or the threat of such actions, and instability in financial institutions; the direct and indirect effects of widespread health emergencies on our workforce, operations, financial results and cash flows; geopolitical instability, such as the armed conflicts between Russia and Ukraine and in the Gaza Strip and nearby areas; the results of operations and financial condition of our customers; pricing pressures; severe weather and seasonal factors; our inability to continue to grow and manage our growth effectively; our inability to attract and retain qualified employees and key personnel; our inability to comply with, and the effect on our business of, evolving legal standards and regulations, including those concerning data protection, consumer privacy, sustainability, and evolving labor standards; our inability to maintain compliance with New York Stock Exchange listing standards; risks relating to the development and performance of our software-enabled services; our inability to retain or upgrade current customers, further penetrate existing markets or expand into new markets; the risk that our business, financial condition and results of operations may be adversely affected by other political, economic, business and competitive factors; and other risks and uncertainties discussed in Part I, Item 1A, “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, and any subsequent reports on Form 10-Q, and in our other filings with the SEC. If one or more of these or other risks or uncertainties materialize (or the consequences of any such development changes), or should our underlying assumptions prove incorrect, our actual results or outcomes, or the timing of these results or outcomes, may vary materially from those reflected in our forward-looking statements. Forward-looking statements and other statements in this prospectus and the documents incorporated by reference herein regarding our environmental, social, and other sustainability plans and goals are not an indication that these statements are necessarily material to the Company, investors or other stakeholders or required to be disclosed in our filings under U.S. securities laws or any other laws or requirements applicable to the Company. In addition, historical, current, and forward-looking environmental, social, and sustainability-related statements may be based on standards for measuring progress that are still developing, internal controls and processes that continue to evolve, and assumptions that are subject to change in the future. Forward-looking statements in this prospectus and the documents incorporated by reference herein are made as of the date of this prospectus or the documents incorporated by reference herein, and the Company disclaims any intention or
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obligation to update publicly or revise such forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.
You should not place undue reliance on forward-looking statements, which speak only as of the date that they were made. Moreover, you should consider these cautionary statements in connection with any written or oral forward-looking statements that we may issue in the future. Except as required by law, we do not undertake any obligation to release publicly any revisions to forward-looking statements after completion of this offering to reflect later events or circumstances or to reflect the occurrence of unanticipated events. In light of the risks and uncertainties described above, the forward-looking events and circumstances discussed in this prospectus and the documents incorporated by reference might not occur and are not guarantees of future performance.

PROSPECTUS SUMMARY
The following summary should be read together with the information contained in other parts of this prospectus and the information incorporated by reference herein. This summary highlights selected information contained elsewhere in this prospectus. You should read this prospectus, including the documents we incorporate by reference, carefully to understand fully the terms of the offering as well as other considerations that are important to you in making a decision to invest in Securities. You should pay special attention to the “Risk Factors” section of this prospectus and the “Risk Factors” section in our 2024 Form 10-K and any subsequent Quarterly Reports on Form 10-Q to determine whether an investment in the Securities is appropriate for you.
Our Company
Stem is a global leader in artificial intelligence (“AI”)-driven software and services that enable its customers to plan, deploy, and operate clean energy assets. The Company offers a comprehensive suite of solutions that transform how solar and energy storage projects are developed, built, and operated, including (i) an integrated suite of software and edge products, and (ii) full-lifecycle energy services from a team of leading experts.

We help asset owners, operators and stakeholders benefit from the full value of their energy portfolio by enabling the intelligent development, deployment and operation of clean energy assets. We believe that our integrated software suite, PowerTrackTM, is the industry-standard and best-in-class for asset monitoring, supported by professional and managed services, under one roof. With global projects managed in more than 55 countries, more than 16,000 customers rely on Stem to maximize the value of their clean energy projects.
To help our customers achieve long-term performance and profitability goals for their energy projects, we also provide advisory services spanning development and engineering, procurement and integration, and performance and operation services. In the early stages of project planning, our experts help lay a solid foundation for our customers’ solar and storage projects by guiding the design and ensuring informed decision-making. During the building stage, we provide guidance for hardware procurement and integration for timely deployment. After assets are operational, we enable optimal economic and technical returns with managed energy services like trading and bidding strategies, wholesale market participation, performance reporting, system warranties, and more.
Corporate Information
We are incorporated in the State of Delaware. We maintain executive offices at 1400 Post Oak Boulevard, Suite 560, Houston, Texas 77056, and our telephone number is (877) 374-7836. Our website address is www.stem.com. The information contained on our website or available through our website is not incorporated by reference into and should not be considered a part of this prospectus, and the reference to our website in this prospectus is an inactive textual reference only.

The Offering
We are registering for resale by the Selling Stockholders named herein the Securities described below:

Shares offered by the Selling Stockholders
Shares of Common Stock issuable upon exercise of the Warrants, including the 439,919 shares of Common Stock initially issuable thereunder and any additional shares of Common Stock issuable as a result of stock splits, stock dividends and anti-dilution provisions in the Warrants.

Warrants offered by the Selling Warrantholders
439,919 Warrants that entitle the holder to acquire one share of our Common Stock at an exercise price of $30.00 per share, subject to cashless exercise provisions, and that expire on the close of business on December 1, 2030 (or the close of business on the next subsequent business day).

Terms of the offering
The Selling Securityholders may, from time to time, sell, at prevailing market prices, privately negotiated prices or such other prices as the Selling Securityholders may determine, any or all of their Securities covered hereby. See “Plan of Distribution.”

Use of proceeds
All of the shares of Securities offered by the Selling Securityholders pursuant to this prospectus will be sold by the Selling Securityholders for their respective accounts. We will not receive any of the proceeds from these sales. However, the Company will receive the proceeds of any cash exercise of the Warrants. If all of the Warrants were exercised for cash, we would receive aggregate proceeds of $13,197,570. See “Use of Proceeds.”

Risk factors
You should read and consider the information set forth under the heading “Risk Factors” on page 3 of this prospectus, together with the risk factors and cautionary statements described in our 2024 Form 10-K and any subsequent Quarterly Reports on Form 10-Q, incorporated by reference herein, before deciding to invest in the Securities.

Trading Market and Ticker Symbol
Our Common Stock is listed on the NYSE under the symbol “STEM.” There is no established public trading market for the Warrants, and we do not expect a market to develop. We do not intend to apply for listing of the Warrants on any securities exchange or other nationally recognized trading system. Without an active trading market, the liquidity of the Warrants will be limited.

RISK FACTORS
Investing in our securities involves risks. You should carefully consider the risks, uncertainties and other factors described in our 2024 Form 10-K, as supplemented and updated by subsequent periodic and current reports that we have filed or will file with the SEC, and in other documents which are incorporated by reference into this prospectus, as well as the risk factors and other information contained in or incorporated by reference into any accompanying prospectus supplement before investing in any of our securities. Our financial condition, results of operations or cash flows could be materially adversely affected by any of these risks. The risks and uncertainties described in the documents incorporated by reference herein are not the only risks and uncertainties that you may face and new risks may emerge at any time and we cannot predict such risks or estimate the extent to which they may affect our financial performance.
For more information about our SEC filings, please see “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”
If any of the risks discussed in the foregoing documents were to occur, our business, financial condition, results of operations and prospects could be materially adversely affected. Also, please read the cautionary statement in this prospectus under “Cautionary Note Regarding Forward-Looking Statements.”
Risks Related to the Offering
Future sales of our Common Stock in the public market may depress our share price.
Sales of a substantial number of shares of our Common Stock in the public market, or the perception that these sales might occur, could depress the market price of our Common Stock and could impair our ability to raise capital through the sale of additional equity securities or other securities convertible into or exchangeable for equity securities, regardless of whether there is any relationship between such sales and the performance of our business.
The market price of our Common Stock could decline as a result of sales in the market by a few large stockholders, such as Selling Stockholders, or the perception that these sales could occur, including as a result of the registration statement of which this prospectus forms a part. This decrease may continue after the completion of this offering. These sales might also make it more difficult for us to sell equity securities at a time and price that we deem appropriate. We cannot predict the effect, if any, that the availability of shares for future sale represented by the Warrants will have on the market price of our Common Stock from time to time.
Our stockholders and warrantholders may experience substantial dilution in the value of their investment or may otherwise have their interests impaired if we issue additional shares of our capital stock, including as a result of the exercise of the Warrants.
Our Second Amended and Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”) allows us to issue up to 250 million shares of our Common Stock and up to one million shares of undesignated preferred stock. To raise additional capital, we may in the future sell additional shares of our common stock or other securities convertible into or exchangeable for our common stock at prices that are lower than the prices paid by existing stockholders, and investors purchasing shares or other securities in the future could have rights superior to existing stockholders, which could result in substantial dilution to the interests of existing stockholders. For example, on June 30, 2025, we issued the Warrants. The Warrants will expire on the close of business on December 1, 2030 (or the close of business on the next subsequent business day). The exercise of the Warrants will dilute the value of the Common Stock and stockholder voting power and the ownership interest holders of Warrants who have not exercised their Warrants.
Pursuant to our Certificate of Incorporation, our board of directors may authorize the issuance of up to one million shares of preferred stock at any time and from time to time, with such terms and preferences as the board of directors determines and without any stockholder approval other than as may be required by NYSE rules. The issuance of such shares of preferred stock could dilute the interest of, or impair the voting power of, our common stockholders. The issuance of such preferred stock could also be used as a method of discouraging, delaying, or preventing a change of control.
We may issue debt and equity securities or securities convertible into equity securities, any of which may be senior to our Common Stock as to distributions and in liquidation, which could negatively affect the value of our Common Stock.
In the future, we may attempt to increase our capital resources by entering into additional debt or debt-like financing that is unsecured or secured by up to all of our assets, or by issuing additional debt or equity securities, which could include issuances of secured or unsecured notes, preferred stock, hybrid securities or securities convertible into or exchangeable for equity securities. In the event of our liquidation, our lenders and holders of our debt would receive distributions of our available assets before distributions to holders of our Common Stock, and holders of securities senior to the Common Stock would receive distributions of our available assets before distributions to the holders of our Common Stock. Because our decision to incur debt and issue securities in future offerings may be influenced by market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings or debt financings. Further, market conditions could require us to accept less favorable terms for the issuance of our securities in the future.
Our management will have broad discretion over the use of the proceeds received from the exercise of the Warrants, you may not agree with how we use the proceeds, and the proceeds may not be invested successfully.
Our management will have broad discretion as to the use of the proceeds from the exercise of the Warrants, if any, and could use them for purposes other than those contemplated at the time of commencement of this offering. Accordingly, you will be relying on the judgment of our management regarding the use of these net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. It is possible that, pending their use, we may invest the proceeds in a way that does not yield a favorable, or any, return for us. The failure of our management to use such funds effectively could have a material adverse effect on our business, financial condition, results of operations and cash flows.
Holders of the Warrants will have no rights as a common stockholder until such holders exercise their Warrants and acquire our Common Stock.
Until holders of Warrants acquire shares of our Common Stock upon exercise of the Warrants, holders of Warrants will have no rights with respect to the shares of our Common Stock underlying such Warrants. Upon exercise of the Warrants, the holders thereof will be entitled to exercise the rights of a common stockholder only as to matters for which the record date occurs after the exercise date.
There is no public market for the Warrants.
There is no established public trading market for the Warrants, and we do not expect a market to develop. In addition, we do not intend to apply for listing of the Warrants on any securities exchange or recognized trading system.
The market price of our Common Stock may not exceed the exercise price of the Warrants issued in connection with this offering.
The Warrants became exercisable upon issuance and will expire on the close of business on December 1, 2030 (or the close of business on the next subsequent business day). The market price of our Common Stock may not exceed the exercise price of the Warrants prior to their date of expiration. Any Warrants not exercised by their date of expiration will expire worthless and we will be under no further obligation to the Warrant holder.
Since the Warrants are executory contracts, they may have no value in a bankruptcy or reorganization proceeding.
In the event a bankruptcy or reorganization proceeding is commenced by or against us, a bankruptcy court may hold that any unexercised Warrants are executory contracts that are subject to rejection by us with the approval of the bankruptcy court. As a result, holders of the Warrants may, even if we have sufficient funds, not be entitled to receive any consideration for their Warrants or may receive an amount less than they would be entitled to if they had exercised their Warrants prior to the commencement of any such bankruptcy or reorganization proceeding.
The exclusive jurisdiction and choice of law clauses set forth in the Warrants may have the effect of limiting a warrantholder’s rights to bring legal action against us and could limit a warrantholder’s ability to obtain a favorable judicial forum for disputes with us.
The Warrants provide exclusive jurisdiction to courts of the State of New York. Disputes arising under the Warrants are governed by New York law. These provisions may have the effect of limiting the ability of warrantholders to bring a legal claim against us due to geographic limitations and may limit a warrantholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us. This exclusive forum provision would not apply to suits brought to enforce any liability or duty created by the Securities Act, or the Exchange Act, or any other claim for which the federal courts have exclusive jurisdiction. To the extent that any such claims may be based upon federal law claims, Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. Furthermore, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. This choice of forum provision may limit a warrantholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers or employees, which may discourage such lawsuits against us and our directors, officers or employees. Alternatively, if a court were to find this exclusive forum provision inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect our business and financial condition.

USE OF PROCEEDS
We are not selling any securities under this prospectus and we will not receive any proceeds from the sale of the Securities. The net proceeds from the sale of the Securities will be received by the Selling Securityholders. However, we will receive the proceeds of any cash exercise of the Warrants. If all of the Warrants were exercised for cash, we would receive aggregate proceeds of $13,197,570.
Subject to limited exceptions, the Selling Securityholders will pay any broker or underwriting discounts and commissions and expenses incurred by the Selling Securityholders for brokerage, accounting, tax or legal services or any other expenses incurred by the Selling Securityholders in disposing of any of the Securities. We will bear the costs, fees and expenses incurred in effecting the registration of the Securities, including all registration and filing fees, NYSE listing fees and fees and expenses of our counsel and counsel of the Selling Securityholders and our independent registered public accounting firm.

DESCRIPTION OF SECURITIES
The following summary of the material terms of our securities is not intended to be a complete summary of the rights and preferences of such securities, and is qualified by reference to our Certificate of Incorporation, our Amended and Restated Bylaws, as amended (the “Bylaws”) and the warrant-related documents described herein, which are exhibits to the registration statement of which this prospectus is a part. We urge you to read each of the Certificate of Incorporation, the Bylaws and the warrant-related documents described herein in their entirety for a complete description of the rights and preferences of our securities. This section also summarizes relevant provisions of the Delaware General Corporation Law (“DGCL”). The terms of the DGCL are more detailed than the general information provided below. Therefore, you should carefully consider the actual provisions of these laws.
Authorized and Outstanding Stock
The Certificate of Incorporation authorizes the issuance of 251,000,000 shares, consisting of (i) 250,000,000 shares of Common Stock, par value $0.0001 per share, and (ii) 1,000,000 shares of preferred stock, par value $0.0001 per share (the “Preferred Stock”).
As of August 31, 2025, there were outstanding 8,387,658 shares of Common Stock, no shares of Preferred Stock outstanding, and 439,919 Warrants outstanding.
Common Stock
Holders of the Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders, including the election or removal of directors. Holders of the Common Stock do not have cumulative voting rights in the election of directors, meaning that the holders of a majority of the shares voting for the election of directors can elect all of the candidates standing for election.
Holders of the Common Stock do not have preemptive, subscription, redemption or conversion rights. Such Common Stock is not subject to further calls or assessment by the Company. There are no redemption or sinking fund provisions applicable to Common Stock. The rights, powers, preferences and privileges of holders of Common Stock are subject to those of the holders of any shares of the Preferred Stock that we may authorize and issue in the future.
In the event of the Company’s liquidation, dissolution or winding up, and after payment in full of all amounts required to be paid to creditors and to the holders of Preferred Stock having liquidation preferences, if any, holders of the Common Stock are be entitled to receive pro rata our remaining assets available for distribution.
The Common Stock is listed on the NYSE, where it is traded under the symbol “STEM.” Any additional shares of Common Stock that we will issue will also be listed on the NYSE.
Preferred Stock
The Certificate of Incorporation authorizes the board of directors to establish one or more series of preferred stock (including convertible preferred stock). Unless required by law or by the NYSE, the authorized shares of preferred stock will be available for issuance without further action by the holders of the Common Stock. The board of directors has the discretion to determine the powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations or restrictions thereof, including, without limitation, voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock, including, without limitation:
•the designation of the series;
•the number of shares of the series, which the board of directors may, except where otherwise provided in the preferred stock designation, increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares then outstanding);
•whether dividends, if any, will be cumulative or non-cumulative and the dividend rate of the series;

•the dates at which dividends, if any, will be payable;
•the redemption rights and price or prices, if any, for shares of the series;
•the terms and amounts of any sinking fund provided for the purchase or redemption of shares of the series;
•the amounts payable on shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Company’s affairs;
•whether the shares of the series will be convertible into shares of any other class or series, or any other security, of the Company or any other corporation, and, if so, the specification of the other class or series or other security, the conversion price or prices or rate or rates, any rate adjustments, the date or dates as of which the shares will be convertible and all other terms and conditions upon which the conversion may be made; and
•restrictions on the issuance of shares of the same series or of any other class or series; and the voting rights, if any, of the holders of the series.
The Company could issue a series of preferred stock that could, depending on the terms of the series, impede or discourage an acquisition attempt or other transaction that some, or a majority, of the holders of the Common Stock might believe to be in their best interests or in which the holders of the Common Stock might receive a premium for the Common Stock over the market price of the Common Stock. Additionally, the issuance of preferred stock could adversely affect the rights of holders of the Common Stock by restricting dividends on the Common Stock, diluting the voting power of the Common Stock or subordinating the liquidation rights of the Common Stock. As a result of these or other factors, the issuance of preferred stock could have an adverse effect on the market price of the Common Stock. We currently have no plans to issue any preferred stock.
Dividends
The DGCL permits a corporation to declare and pay dividends out of “surplus” or, if there is no “surplus”, out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. “Surplus” is defined as the excess of the net assets of the corporation over the amount determined to be the capital of the corporation by the board of directors. The capital of the corporation is typically calculated to be (and cannot be less than) the aggregate par value of all issued shares of capital stock. Net assets equals the fair value of the total assets minus total liabilities. The DGCL also provides that dividends may not be paid out of net profits if, after the payment of the dividend, capital is less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of assets.
The Company has not paid any cash dividends on its Common Stock to date. Declaration and payment of any dividend in the future will be subject to the discretion of the board of directors. The time and amount of dividends will be dependent upon the Company’s financial condition, operations, cash requirements and availability, debt repayment obligations, capital expenditure needs and restrictions in the Company’s debt instruments, industry trends, the provisions of Delaware law affecting the payment of distributions to stockholders and any other factors the board of directors may consider relevant. In addition, the board of directors is not currently contemplating and does not anticipate declaring any stock dividends in the foreseeable future. Further, the Company’s ability to declare dividends may be limited by restrictive covenants contained in the agreements governing the indebtedness of the Company’s subsidiaries.
Warrants
On June 30, 2025, the Company issued the Warrants pursuant to a warrant agreement (the “Warrant Agreement”) with Computershare Trust Company, N.A. and its affiliate Computershare Trust Company, N.A., as warrant agent, on the terms described below.
General. Each Warrant entitles the registered holder to purchase one share of Common Stock at a price of $30.00 per share, subject to adjustment as discussed below. The Warrants will expire on the close of business on December 1, 2030 (or the close of business on the next subsequent business day).

Exercise. The Warrants may be exercised by providing an executed notice of exercise form accompanied by full payment of the exercise price or on a cashless basis, if applicable. The holders do not have the rights or privileges of holders of Common Stock or any voting rights until they exercise their Warrants. After the issuance of shares of Common Stock upon exercise of the Warrants, each holder will be entitled to one vote for each share of Common Stock held of record on all matters to be voted on by stockholders generally.
Beneficial Ownership Limitation. A holder of the Warrants will not have the right to exercise its Warrants, to the extent that, after giving effect to such exercise, the holder (together with its affiliates) would beneficially own in excess of 4.99% of the shares of Common Stock outstanding immediately after giving effect to such exercise (the “Maximum Percentage”); provided, however, that upon 61 days’ notice to the Company, the holder may increase (with such increase not effective until the sixty-first (61st) day after delivery of such notice) or decrease the Maximum Percentage to any other percentage not in excess of 9.99% as specified in such notice.
Anti-Dilution Protection. The Warrant Agreement includes various anti-dilution protections. If the number of outstanding shares of Common Stock is increased by a stock dividend payable in shares of Common Stock, or by a split-up of shares of Common Stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of Common Stock issuable on exercise of each Warrant will be increased in proportion to such increase in the outstanding shares of Common Stock. If the Company distributes to all or substantially all holders of Common Stock rights, options, convertible securities, or warrants (excluding those under a stockholder rights plan) that allow holders to purchase shares of Common Stock at a price per share below the average market price over the preceding ten trading days, and such rights are exercisable for no more than 60 calendar days, then the exercise price of the Warrants will be adjusted downward based on the relative value and number of new shares offered under the rights/options issuance.
In addition, if the Company, at any time while the Warrants are outstanding and unexpired, pays a dividend or makes a distribution in cash, securities or other assets to the holders of Common Stock on account of such shares of Common Stock (or other shares of the Company’s capital stock into which the Warrants are convertible), then the exercise price of the Warrants will be decreased, effective immediately after the effective date of such event, by the amount of cash and the current market price (as defined in the Warrant Agreement) of any securities or other assets paid on each share of Common Stock in respect of such event.
If the Company distributes to all or substantially all holders of Common Stock any securities other than Common Stock, such as shares of its preferred stock, debt instruments, assets, property, or rights to acquire such non-Common Stock securities, then the exercise price of the Warrants will be decreased to reflect the fair market value of the distributed property relative to the current market price (as defined in the Warrant Agreement) of Common Stock.
If the Company spins off an affiliate, subsidiary, or business unit by distributing shares of its capital stock or equity interests (other than via a tender or exchange offer) to all or substantially all holders of Common Stock, and those distributed shares are or will be listed on a U.S. exchange, then the exercise price of the Warrants will be reduced to reflect the market value of the spin-off shares received per share of Common Stock during the ten day spin-off valuation period.
If the Company issues shares of Common Stock or convertible or exchangeable securities (excluding certain employee and pre-existing obligations) at a price per share that is lower than the current market price (as defined in the Warrant Agreement) at the time of issuance, then the exercise price of the Warrants will be reduced to reflect such dilution, effective as of the issuance date; provided that such adjustment will not increase the total shares issuable under the Warrants beyond 19.9% of the outstanding Common Stock or voting power as of the issue date of the warrants, subject to applicable stock exchange rules.
If the Company undergoes a recapitalization, merger, asset sale, reclassification, or other transaction in which the Common Stock is exchanged for or converted into other securities, cash, or property, then each Warrant will become exercisable for the same kind and amount of consideration that a holder of one share of Common Stock would have received in the transaction.

Fundamental Change. In the event of a “fundamental change,” the holder will have the right to require the Company to repurchase such warrantholder’s Warrants for an amount in cash equal to the product of the Black Scholes value of the Warrant, multiplied by the proportion equal to the value of non-listed property divided by the total value of all property received (including both listed shares and other assets). For purposes of the Warrants, a “fundamental change” includes (i) any person or group (within the meaning of Section 13(d)(3) under the Exchange Act) becoming the direct or indirect “beneficial owner” of more than 50% of the outstanding shares of Common Stock of the Company, (ii) subject to certain exceptions, any reclassification or reorganization of the Company, any merger or consolidation of the Company with or into another corporation, any merger or consolidation with or into another corporation in which the stockholders of the Company immediately prior to the merger or consolidation own less than a majority of the outstanding stock of the surviving entity, (iii) any sale or conveyance of all or substantially all of the assets or other property of the Company, or (iv) the Common Stock ceasing to be listed on any of the NYSE, The Nasdaq Global Market or The Nasdaq Global Select Market.
Amendments. The Warrant Agreement provides that the terms of the Warrants may be amended only in a writing signed by the Company and the warrant agent following the prior written consent of warrantholders holding at least a majority of the warrant shares then issuable upon exercise of the Warrants then outstanding.
Annual Stockholder Meetings
The Bylaws provide that annual stockholder meetings will be held at a date, time and place, if any, as exclusively selected by the board of directors. To the extent permitted under applicable law, the Company may conduct meetings by remote communications, including by webcast.
Anti-Takeover Effects of the Company’s Certificate of Incorporation and Bylaws and Certain Provisions of Delaware Law
The Certificate of Incorporation, Bylaws, and the DGCL contain provisions, as summarized in the following paragraphs, that are intended to enhance the likelihood of continuity and stability in the composition of the Company’s board of directors and to discourage certain types of transactions that may involve an actual or threatened acquisition of the Company. These provisions are intended to avoid costly takeover battles, reduce the Company’s vulnerability to a hostile change of control and enhance the ability of the Company’s board of directors to maximize stockholder value in connection with any unsolicited offer to acquire the Company. However, these provisions may have an anti-takeover effect and may delay, deter, or prevent a merger or acquisition of the Company by means of a tender offer, a proxy contest or other takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the prevailing market price for the shares of Common Stock held by stockholders.
Authorized but Unissued Capital Stock
Delaware law does not require stockholder approval for any issuance of authorized shares.
However, the listing requirements of NYSE, which would apply so long as the Common Stock remains listed on the NYSE, require stockholder approval of certain issuances equal to or exceeding 20% of the then- outstanding voting power of the Company’s capital stock or the-then outstanding number of shares of Common Stock. These additional shares may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.
The Company’s board of directors may generally issue preferred shares on terms calculated to discourage, delay or prevent a change of control of the Company or the removal of its management. Moreover, the Company’s authorized but unissued shares of preferred stock will be available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, to facilitate acquisitions and employee benefit plans.
One of the effects of the existence of unissued and unreserved Common Stock or preferred stock may be to enable the Company’s board of directors to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of the Company by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of the Company’s management and possibly deprive the Company’s stockholders of opportunities to sell their shares of Common Stock at prices higher than prevailing market prices.
Classified Board of Directors
The Certificate of Incorporation provides that the Company’s board of directors are classified into three (3) classes of directors, with the classes to be as nearly equal in number as possible, and with each director serving a three (3) year term. As a result, approximately one-third (1/3) of the Company’s board of directors will be elected each year. The classification of directors will make it more difficult for stockholders to change the composition of the Company’s board of directors. The Certificate of Incorporation and amended and restated bylaws provide that, subject to any rights of holders of preferred stock to elect additional directors under specified circumstances, the number of directors will be fixed from time to time exclusively pursuant to a resolution adopted by the board of directors.
Business Combinations
The Company is a Delaware corporation and is subject to the provisions of Section 203 of the DGCL, which regulates corporate takeovers. This statute prevents certain Delaware corporations, under certain circumstances, from engaging in a “business combination” with:
•a stockholder who owns 20% or more of the Company’s outstanding voting stock (otherwise known as an “interested stockholder”);
•an affiliate of an interested stockholder; or
•an associate of an interested stockholder, for three (3) years following the date that the stockholder became an interested stockholder.
A “business combination” includes a merger or sale of more than 10% of the Company’s assets. However, the above provisions of Section 203 do not apply if:
•the Company’s board of directors approves the transaction that made the stockholder an “interested stockholder, prior to the date of the transaction”;
•after the completion of the transaction that resulted in the stockholder becoming an interested stockholder, that stockholder owned at least 85% of the Company’s voting stock outstanding at the time the transaction commenced, other than statutorily excluded shares of Common Stock; or
•on or subsequent to the date of the transaction, the initial business combination is approved by the Company’s board of directors and authorized at a meeting of the Company’s stockholders, and not by written consent, by an affirmative vote of at least two-thirds (2/3) of the outstanding voting stock not owned by the interested stockholder.
Amendments to the Certificate of Incorporation and Bylaws
Any amendment to the Certificate of Incorporation will be required to be approved by a majority of the Company’s board of directors as well as, if required by law or the Certificate of Incorporation, a majority of the outstanding shares entitled to vote on the amendment and a majority of the outstanding shares of each class entitled to vote thereon as a class, except that the amendment of provisions to board classification, stockholder action, certificate amendments, and liability of directors must be approved by not less than 66 2/3% of the outstanding shares entitled to vote on the amendment, voting together as a single class. Any amendment to our amended bylaws will be required to be approved by either a majority of the Company’s board of directors or not less than 66 2/3% of the outstanding shares entitled to vote on the amendment, voting together as a single class.

Removal of Directors; Vacancies
Under the DGCL, and as provided in the Company’s Certificate of Incorporation, a director serving on a classified board may be removed by the stockholders only for cause and only by the affirmative vote of holders of at least 66 2/3% of the voting power of all outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class. In addition, the Certificate of Incorporation provides that any newly created directorship on the board of directors that results from an increase in the number of directors and any vacancies on the board of directors will be filled only by the affirmative vote of a majority of the remaining directors then in office or by a sole remaining director (and not by stockholders) even if less than a quorum.
No Cumulative Voting
Under Delaware law, the right to vote cumulatively does not exist unless the amended and restated certificate of incorporation specifically authorizes cumulative voting. Neither our Certificate of Incorporation nor our Bylaws permit cumulative voting.
No Written Consent of Stockholders
The Certificate of Incorporation provides that all stockholder actions be taken by a vote of the stockholders at an annual or special meeting, and that stockholders may not take any action by written consent in lieu of a meeting. This limit may lengthen the amount of time required to take stockholder actions and would prevent the amendment of our Bylaws or removal of directors by our stockholders without holding a meeting of stockholders.
Special Stockholder Meetings
The Certificate of Incorporation provides that special meetings of the Company’s stockholders may be called at any time only by or at the direction of the chief executive officer, the board of directors or the chairperson of the board of directors pursuant to a resolution adopted by a majority of the board of directors. The Company’s Bylaws provide that the business transacted at a special meeting shall be limited to the matters so stated in the notice for such meeting. These provisions may have the effect of deferring, delaying or discouraging hostile takeovers, or changes in control or management of the Company.
Requirements for Advance Notification of Director Nominations and Stockholder Proposals
The Company’s Bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board of directors. In order for any matter to be “properly brought” before a meeting, a stockholder must comply with advance notice requirements and provide the Company with certain information. Generally, to be timely, a stockholder’s notice must be received at the Company’s principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary date of the immediately preceding annual meeting of stockholders. The Company’s Bylaws also specify requirements as to the form and content of a stockholder’s notice. The Bylaws allow the board of directors to adopt rules and regulations for the conduct of meetings as it deems appropriate, which may have the effect of precluding the conduct of certain business at a meeting if the rules and regulations are not followed. These provisions may also defer, delay, or discourage a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to influence or obtain control of the Company.
Dissenters’ Rights of Appraisal and Payment
Under the DGCL, with certain exceptions, the Company’s stockholders have appraisal rights in connection with a merger or consolidation of the Company. Pursuant to the DGCL, stockholders who properly request and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery.

Stockholders’ Derivative Actions
Under the DGCL, any of the Company’s stockholders may bring an action in the Company’s name to procure a judgment in the Company’s favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of the Company’s shares at the time of the transaction to which the action relates or such stockholder’s stock thereafter devolved by operation of law.
Exclusive Forum
The Certificate of Incorporation provides that unless the Company consents to the selection of an alternative forum, any (1) derivative action or proceeding brought on behalf of the Company, (2) action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Company or its stockholders, (3) action asserting a claim against the Certificate of Incorporation or the Company’s Bylaws, or (4) action asserting a claim against the Company, its directors, officers or employees governed by the internal affairs doctrine and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel except (A) as to which the Court of Chancery in the State of Delaware determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within 10 days following such determination), (B) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, (C) for which the Court of Chancery does not have subject matter jurisdiction, or (D) any action arising under the Securities Act, as amended, as to which the Court of Chancery and the federal district court for the District of Delaware shall have concurrent jurisdiction. In addition, the provisions described above will not apply to suits brought to enforce a duty or liability created by the federal securities laws or any other claim for which the federal courts have exclusive jurisdiction.
Conflicts of Interest
Delaware law permits corporations to adopt provisions renouncing any interest or expectancy in certain opportunities that are presented to the corporation or its officers, directors, or stockholders. The Certificate of Incorporation, to the extent allowed by Delaware law, renounces any interest or expectancy that the Company has in, or right to be offered an opportunity to participate in, specified business opportunities that are from time to time presented to the Company’s officers, directors or their respective affiliates in circumstances where the application of any such doctrine would conflict with any fiduciary duties or contractual obligations they may have, and the Company renounces any expectancy that any of the directors or officers of the Company will offer any such corporate opportunity of which they may become aware to the Company, except with respect to any of the directors or officers of the Company regarding a corporate opportunity that was offered to such person solely in his or her capacity as a director or officer of the Company and (i) such opportunity is one the Company is legally and contractually permitted to undertake and would otherwise be reasonable for it to pursue and (ii) the director or officer is permitted to refer that opportunity to the Company without violating any legal obligation.
Limitations on Liability and Indemnification of Officers and Directors
The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties, subject to certain exceptions. The Certificate of Incorporation includes a provision that eliminates the personal liability of directors for monetary damages for any breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL. The effect of these provisions is to eliminate the rights of the Company and its stockholders, through stockholders’ derivative suits on the Company’s behalf, to recover monetary damages from a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior. However, exculpation does not apply to any director if the director has acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions or derived an improper benefit from his or her actions as a director.
The Company’s amended and restated bylaws provide that the Company must indemnify and advance expenses to the Company’s directors and officers to the fullest extent authorized by the DGCL. The Company also is expressly authorized to carry directors’ and officers’ liability insurance providing indemnification for the Company’s directors, officers and certain employees for some liabilities. The Company believes that these indemnification and advancement provisions and insurance are useful to attract and retain qualified directors and executive officers.
The limitation of liability, advancement and indemnification provisions in the Certificate of Incorporation and amended and restated bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty.
These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit the Company and its stockholders. In addition, your investment may be adversely affected to the extent the Company pays the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

SELLING STOCKHOLDERS
On June 27, 2025, we entered into a privately negotiated exchange agreement (the “Exchange Agreement”) with certain of the holders of our 0.50% Green Convertible Senior Notes due 2028 and/or our 4.25% Green Convertible Senior Notes due 2030 to exchange for new 12.00%/11.00% Senior Secured PIK Toggle Notes due 2030 (the “New Notes”), 439,919 Warrants exercisable for 439,919 shares of Common Stock, and accrued and unpaid interest on the exchanged notes. The New Notes and the Warrants sold pursuant to the Exchange Agreement were issued in private placement transactions pursuant to the exemptions provided by Rule 144A, Regulation S and Section 4(a)(2) of the Securities Act. We are registering the Securities offered by this prospectus on behalf of the Selling Securityholders.
This prospectus covers the public resale of the Securities beneficially owned by the Selling Securityholders listed in the table below. The table below presents information regarding the Selling Securityholders and the shares of Common Stock or the Warrants that they may offer and sell from time to time under this prospectus. The Selling Securityholders may from time to time offer and sell pursuant to this prospectus and any accompanying prospectus supplement any or all of the Securities set forth below that have been issued to them, and any or all of the Securities issuable upon exercise of the Warrants.
The table also provides information regarding the beneficial ownership of our Common Stock or the Warrants by the Selling Securityholders as adjusted to reflect the assumed sale of all of the shares of Common Stock and the Warrants offered under this prospectus. The ownership percentage indicated in the following table is based on 8,387,658 total outstanding shares of our Common Stock as of August 31, 2025.
We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons named in the table below have sole voting and investment power with respect to all shares of Common Stock that they beneficially own, subject to applicable community property laws.
The Selling Securityholders may sell some, all or none of their Securities. We do not know for how long the Selling Securityholders will hold the Securities before selling them, and we currently have no agreements, arrangements or understandings with the Selling Securityholders regarding the sale or other disposition of any of the Securities. The Securities covered hereby may be offered from time to time by the Selling Securityholders, provided that the shares of Common Stock issued upon exercise of Warrants may only be offered after such Warrants are exercised pursuant to the terms of the Warrants.

	Beneficial Ownership Prior to the Offering(1)		Maximum Securities Being Registered for Resale		Securities Beneficially Owned After the Offering(1)(2)(3)
Name of Selling Stockholder	Shares	Warrants	Shares	Warrants	Shares	Percentage	Warrants	Percentage
Pender Corporate Bond Fund(4)	—	—	98,146	98,146	—	—	—	—
Pender Credit Opportunities Fund LP(4)	—	—	1,059	1,059	—	—	—	—
CPMF Situations I LLC(5)	—	—	77,840	77,840	—	—	—	—
Highbridge Tactical Credit Institutional Fund, Ltd.(6)	—	—	9,499	9,499	—	—	—	—
Highbridge Tactical Credit Master Fund, L.P.(6)	—	—	49,842	49,842	—	—	—	—
1992 Master Fund Co - Invest SPC - Series 4 Segregated Portfolio(6)	—	—	4,477	4,477	—	—	—	—
Allianz Income and Growth(7)	—	—	62,611	62,611	—	—	—	—
Keyframe 1740 Fund, L.P.(8)	—	—	11,635	11,635	—	—	—	—
Keyframe 3523 Fund, L.P.(8)	—	—	6,179	6,179	—	—	—	—
Keyframe Eos Fund, L.P.(8)	—	—	8,212	8,212	—	—	—	—
KF Vermillion Fund, L.P.(8)	—	—	15,598	15,598	—	—	—	—
Keyframe WB1 Fund, L.P.(8)	—	—	10,067	10,067	—	—	—	—
HITE Hedge Asset Management LLC(9)	—	—	47,592	47,592	—	—	—	—
Blackwell Partners LLC Series B(10)	—	—	5,241	5,241	—	—	—	—

	Beneficial Ownership Prior to the Offering(1)		Maximum Securities Being Registered for Resale		Securities Beneficially Owned After the Offering(1)(2)(3)
Name of Selling Stockholder	Shares	Warrants	Shares	Warrants	Shares	Percentage	Warrants	Percentage
KASAD 2, LP(10)	—	—	17,840	17,840	—	—	—	—
Silverback Opportunistic Credit Master Fund Limited(10)	—	—	2,964	2,964	—	—	—	—
Silverback Convertible Master Fund Limited(10)	—	—	2,647	2,647	—	—	—	—
Whitebox Relative Value Partners, LP(11)	—	—	4,913	4,913	—	—	—	—
Whitebox Multi-Strategy Partners, LP(11)	—	—	3,049	3,049	—	—	—	—
Whitebox GT Fund, LP(11)	—	—	508	508	—	—	—	—

(1)“Beneficial ownership” is a term broadly defined by the SEC in Rule 13d-3 under the Exchange Act, and includes more than the typical form of stock ownership, that is, stock held in the person’s name. The term also includes what is referred to as “indirect ownership,” meaning ownership of shares as to which a person has or shares investment power. Notwithstanding the foregoing, the beneficial ownership amounts assume the ownership and sale of all Common Stock that may be offered pursuant to this prospectus without taking into account certain limitations, including that a holder of a Warrant is prohibited from exercising such Warrant if, as a result of such exercise, such holder, together with its affiliates, would beneficially own more than 4.99% of the total number of shares of Common Stock issued and outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon such exercise.
(2)Assumes the sale of all of the Securities being offered pursuant to this prospectus and that each of the Selling Securityholders buy or sell no additional shares of Common Stock prior to the completion of this offering.
(3)Percentages calculated based on Rule 13d-3 under the Exchange Act, based on 8,387,658 shares of Common Stock issued and outstanding as of August 31, 2025.
(4)The address of this entity is 1830-1066 West Hastings Street, Vancouver BC V6E 3X2.
(5)The address of this entity is 7724 Girard Avenue, Suite 300 La Jolla CA, 92037.
(6)Highbridge Capital Management, LLC is the trading manager of Highbridge Tactical Credit Institutional Fund, Ltd., Highbridge Tactical Credit Master Fund, L.P., and 1992 Master Fund Co-Invest SPC – Series 4 Segregated Portfolio (together, the “Highbridge Funds”). The Highbridge Funds disclaim beneficial ownership over these shares. The address of Highbridge Capital Management, LLC is 277 Park Avenue, 23rd Floor, New York, NY 10172, and the address of the Highbridge Funds is c/o Maples Corporate Services Limited #309 Ugland House, South Church Street, George Town, Grand Cayman KY1-1104, Cayman Islands.
(7)The address of this entity is 6A Route de Treves, LU-2633 Senningerberg, Luxembourg.
(8)The address of this entity is Keyframe Capital Partners, L.P., 65 East 55th Street, 35th Floor, New York, NY 10022.
(9)Includes (i) 13,348 Warrants and 13,348 shares of Common Stock underlying the Warrants held by HITE Hedge II LP, (ii) 6,663 Warrants and 6,663 shares of Common Stock underlying the Warrants held by Hite Hedge LP, (iii) 23,338 Warrants and 23,338 shares of Common Stock underlying the Warrants held by HITE Hedge Offshore, Ltd. and (iv) 4,243 Warrants and 4,243 shares of Common Stock underlying the Warrants held by certainly separately managed accounts (collectively, the “HITE Securityholders”). HITE Hedge Asset Management LLC is the investment manager of each of the HITE Securityholders. HITE Hedge Asset Management LP is the investment manager of HITE Hedge Asset Management LLC. Matt Niblack is the investment manager of HITE Hedge Asset Management LP and may be deemed to have investment discretion and voting power over Common Stock held by the HITE Securityholders. The address of each entity listed in this footnote is 25 Braintree Hill Office Park, Suite 310, Braintree, MA 02184.
(10)The address of this entity is c/o Silverback Asset Management, LLC, 1414 Raleigh Road, Suite 250, Chapel Hill, NC 27517.
(11)Whitebox Advisors LLC (“WBA”) is the investment manager of Whitebox Relative Value Partners, L.P., Whitebox Multi-Strategy Partners, L.P., and Whitebox GT Fund, LP (collectively, the “Whitebox Funds”) and has voting and disposition control over the securities beneficially owned by each of the Whitebox Funds. WBA is owned by the following members: Robert Vogel, Jacob Mercer, Nick Stukas, Brian Lutz, Paul Roos, and Blue Owl GP Stakes II (A), LP, a non-voting member, and such individuals and entity disclaim beneficial ownership of the securities held by the Whitebox Funds, except to the extent of such individual or entity’s pecuniary interest therein, if any. The business address of WBA and each of the Whitebox Funds is 3033 Excelsior Blvd., Suite 500, Minneapolis, MN 55416.

PLAN OF DISTRIBUTION
We are registering the Securities issued to the Selling Securityholders to permit the registered sale, transfer or other disposition of these Securities by the Selling Securityholders or their donees, pledgees, transferees or other successors-in-interest from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the Selling Securityholders of the Securities. We will, or will procure to, bear all fees and expenses incident to our obligation to register the Securities.
The Selling Securityholders may, from time to time, sell or otherwise dispose of any or all of their Securities covered hereby on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales or other dispositions may be at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or negotiated prices. The Selling Securityholders may use any one or more of the following methods when selling shares:
•ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•to or through underwriters or purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•an over-the-counter distribution;
•an exchange distribution in accordance with the rules of the applicable exchange;
•privately negotiated transactions;
•short sales;
•broker-dealers may agree with the Selling Securityholders to sell a specified number of such shares at a stipulated price per share;
•through the writing or settlement of options or other hedging transactions, whether such options are listed on an options exchange or otherwise;
•a combination of any such methods of sale; and
•any other method permitted pursuant to applicable law.
The Selling Securityholders also may resell or dispose of all or a portion of their Securities in open market transactions in reliance upon Rule 144, as permitted by that rule, or Section 4(a)(1) under the Securities Act, if available, rather than under this prospectus, provided that they meet the criteria and conform to the requirements of those provisions.
If the Securities are sold through underwriters or broker-dealers, the Selling Securityholders will be responsible for underwriting discounts (it being understood that the Selling Securityholders shall not be deemed to be underwriters solely as a result of their participation in this offering) or commissions or agent’s commissions. Broker-dealers engaged by the Selling Securityholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Securityholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated.
The Selling Securityholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved. Any profits on the resale of the Securities by a broker-dealer acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of Securities will be borne by the Selling Securityholders. The Selling Securityholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act. In connection with sales of the Securities or otherwise, the Selling Securityholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the Securities in the course of hedging in positions they assume. The Selling Securityholders may also sell Securities short and deliver Securities covered by this prospectus to close out short positions and to return borrowed Securities in connection with such short sales. The Selling Securityholders may also enter into option or other transactions with broker-dealers, who may then resell or otherwise transfer those Securities. The Selling Securityholders may also loan or pledge Securities to broker-dealers that in turn may sell such Securities.
The Selling Securityholders and any broker-dealers or agents that are involved in selling the shares of the Securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the Securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.
Under the securities laws of some states, the securities may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the securities may not be sold unless such securities have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.
There can be no assurance that the Selling Securityholders will sell any or all of the Securities registered pursuant to the shelf registration statement, of which this prospectus.

LEGAL MATTERS
The validity of the securities offered hereby has been passed upon for us by Gibson, Dunn & Crutcher LLP, New York, New York. If the validity of any securities is also passed upon by counsel for the underwriters, dealers or agents of an offering of those securities, that counsel will be named in the applicable prospectus supplement. Matters relating to the Securities will be passed for the Selling Securityholders by each of the Selling Securityholders’ own respective counsel.
EXPERTS
The consolidated financial statements of Stem, Inc. as of December 31, 2024 and 2023, and for each of the three years in the period ended December 31, 2024, incorporated by reference in this prospectus by reference to Stem, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2024 and the effectiveness of Stem, Inc.’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports. Such consolidated financial statements are incorporated by reference in reliance upon the reports of such firm given their authority as experts in accounting and auditing.

Up to 439,919 Shares of Common Stock
439,919 Warrants to Purchase Shares of Common Stock
PROSPECTUS
                    , 2025

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 14.    Other Expenses of Issuance and Distribution.
The following table shows the costs and expenses, other than underwriting discounts and commissions, payable in connection with the sale and distribution of the Securities being registered. All amounts are estimated.

Type	Amount
SEC registration fee	$3,052.04
Legal fees and expenses	$50,000.00
Accounting fees and expenses	$32,000.00
Financial printing and miscellaneous expenses	$3,000.00
Total	$88,052.04

(*)    Estimated solely for this item. Actual expenses may vary.
Item 15.    Indemnification of Directors and Officers.
The Company’s Second Amended and Restated Certificate of Incorporation includes a provision that eliminates the personal liability of directors for monetary damages for any breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the Delaware General Corporation Law (“DGCL”). The Company’s Second Amended and Restated Bylaws provide that the Company must indemnify and advance expenses to the Company’s directors and officers to the fullest extent authorized by the DGCL. The Company also is expressly authorized to carry directors’ and officers’ liability insurance providing indemnification for the Company’s directors, officers and certain employees for some liabilities.
The Company entered into indemnification agreements with each of its directors and executive officers. The indemnification agreements provide that the Company indemnify each of its directors and executive officers against any and all expenses incurred by that director or executive officer because of his or her status as one of its directors or executive officers, to the fullest extent permitted by law. In addition, the indemnification agreements provide that the Company will advance all expenses incurred by its directors or executive officers in connection with a legal proceeding involving his or her status as a director or executive officer upon request by such director or executive officer, provided that, among other things, such advance will be made only upon receipt of an undertaking by or on behalf of the indemnitee to repay all amounts so advanced if it is ultimately determined that the indemnitee is not entitled to be indemnified.

Item 16.    Exhibits.
A list of exhibits filed with this registration statement is set forth in the Exhibit Index, and such exhibits are incorporated into this Item 16 by reference.

Exhibit No.	Description	Incorporation by Reference
4.1	Second Amended and Restated Certificate of Incorporation	Incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the SEC on May 4, 2021.
4.2	Certificate of Amendment	Incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the SEC on June 11, 2025
4.3	Amended and Restated Bylaws	Incorporated by reference to Exhibit 3 to the Company’s Current Report on Form 8-K filed on October 31, 2022
4.4	Warrant Agreement dated June 30, 2025	Incorporated by reference to Exhibit 4.3 to the Company’s Current Report on Form 8-K filed with the SEC on June 30, 2025
5.1*	Opinion of Gibson, Dunn & Crutcher LLP
23.1*	Consent of Deloitte & Touche LLP, independent registered public accounting firm
23.2*	Consent of Gibson, Dunn & Crutcher LLP (included as part of Exhibit 5.1)
24.1*	Power of Attorney (included in the signature pages)
107*	Filing Fee Table

*    Filed herewith.

Item 17.    Undertakings.
The undersigned registrant hereby undertakes:
(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” table in the effective registration statement; and
(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that paragraphs (i), (ii) and (iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.
(2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)    That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:
(i)    Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement;
(ii)    Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; and

(iii)    Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
(5)    That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i)    Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii)    Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii)    The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
(iv)    Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
(6)    That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(7)    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant, Stem, Inc., a Delaware corporation, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on September 2, 2025.
STEM, INC.
By:    /s/ Saul R. Laureles
Name:    Saul R. Laureles
Title:    Chief Legal Officer and Secretary

POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that the undersigned do hereby constitute and appoint Saul R. Laureles as the individual’s true and lawful attorney-in-fact and agent, with full power and authority to do any and all acts and things and to execute any and all instruments which said attorney and agent determines may be necessary or advisable or required to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules or regulations or requirements of the Securities and Exchange Commission in connection with this registration statement. Without limiting the generality of the foregoing power and authority, the powers granted include the power and authority to sign the names of the undersigned officers and directors in the capacities indicated below to this registration statement, to any and all amendments, both pre-effective and post-effective, supplements to this registration statement and subsequent registration statements relating to the offering to which this registration statement relates (including pursuant to Rule 462(b)), and to any and all instruments or documents filed as part of or in conjunction with this registration statement or amendments or supplements thereof, and each of the undersigned hereby ratifies and confirms that such attorney and agent shall do or cause to be done by virtue hereof. This Power of Attorney may be signed in several counterparts.
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on September 2, 2025.

Signature	Title
/s/ Arun Narayanan	Chief Executive Officer
Arun Narayanan	(Principal Executive Officer)
/s/ Brian Musfeldt	Chief Financial Officer
Brian Musfeldt	(Principal Financial Officer)
/s/ Rahul Shukla	Chief Accounting Officer
Rahul Shukla	(Principal Accounting Officer)
/s/ David Buzby	Chairman of the Board of Directors
David Buzby
/s/ Ira Birns	Director
Ira Birns
/s/ Adam E. Daley	Director
Adam E. Daley
/s/ Vasudevan Guruswamy	Director
Vasudevan Guruswamy
/s/ Krishna Shivram	Director
Krishna Shivram
/s/ Anil Tammineedi	Director
Anil Tammineedi
/s/ Laura D’Andrea Tyson	Director
Laura D’Andrea Tyson